Exhibit 99.1

Contact: Pete De Spain Vice President, Investor Relations & Corporate Communications (858) 792-3729 pdespain@meipharma.com

MEI PHARMA ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

San Diego – December 12, 2014 – MEI Pharma, Inc. (Nasdaq: MEIP), an oncology company focused on the clinical development of novel therapies for cancer, announced today that it has priced an underwritten public offering of 10,000,000 shares of its common stock at an offering price of $4.00 per share, for total gross proceeds (before underwriting discount and commissions and estimated expenses) of approximately $40 million. The Company has granted the underwriters a 30-day option to purchase up to 1,500,000 additional shares of its common stock. The offering is expected to close on December 17, 2014, subject to customary closing conditions.

The Company plans to use the net proceeds of the offering, together with other available funds, to progress the clinical development programs for Pracinostat in acute myeloid leukemia (AML) and for other general corporate purposes.

BofA Merrill Lynch is acting as sole book-running manager for the offering. Cowen and Company and Stifel are acting as co-lead managers and Wedbush PacGrow Life Sciences is acting as co-manager. ROTH Capital Partners served as financial advisor to the Company.

The securities described above are being offered pursuant to a “shelf” registration statement previously filed and declared effective by the Securities and Exchange Commission (SEC). The offering is being made only by means of a prospectus supplement and accompanying base prospectus. When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, New York 10038, email: dg.prospectus_requests@baml.com. An electronic copy of the prospectus supplement and accompanying base prospectus relating to the offering will also be available on the website of the SEC at www.sec.gov.

This release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based oncology company focused on the clinical development of novel therapies for cancer. The Company’s lead drug candidate is Pracinostat, a potential best-in-class, oral HDAC inhibitor currently being developed for myelodysplastic syndrome (MDS) and AML. In August 2014, the Company completed enrollment in a randomized, placebo-controlled Phase II study of Pracinostat in combination with azacitidine in patients with previously untreated intermediate-2 or high-risk MDS. The Company plans to unblind the study and report topline data in March 2015. MEI Pharma is also developing ME-344, a mitochondrial inhibitor currently in a Phase Ib study in combination with topotecan in patients with small cell lung or ovarian cancer who failed initial therapy. In September 2013, the Company further expanded its pipeline of drug candidates with the acquisition of PWT143, a highly selective PI3K delta inhibitor.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.